Exhibit 99.1

U.S. Energy Corp. Reports 2025 Results and Highlights Transformation into Integrated Industrial Gas, Energy, and Carbon Management Platform

HOUSTON, March 13, 2026 — U.S. Energy Corporation (NASDAQ: USEG, "U.S. Energy" or the "Company") today reported financial and operating results for the fourth quarter and year ended December 31, 2025, while highlighting the advancement of the Company's strategic transformation into a fully integrated industrial gas, energy, and carbon management platform.

MANAGEMENT COMMENTS

“2025 was a transformational year for U.S. Energy, one defined by purposeful execution and a forward-looking vision,” said Ryan Smith, Chief Executive Officer of U.S. Energy Corp. “We deliberately optimized and monetized our conventional oil and gas portfolio to fund the development of something far more valuable: a fully integrated industrial gas, energy, and carbon management platform that we believe is fundamentally undervalued by the market today. Every dollar of capital raised and redeployed over the past 18 months has been directed toward this vision. Today, we control 1.3 BCF of certified helium and 444 BCF of CO₂ resources, we have filed the first Montana MRV applications with the EPA, we have laid the groundwork for CO2-EOR development at our large, wholly owned Cut Bank oil field, and we are approaching a Final Investment Decision on our processing plant.

With a strong balance sheet and ample liquidity, and a clear line of sight to initial helium sales and carbon management operations, we are entering 2026 as a fundamentally different company. Our platform is in place, our regulatory path is advanced, and the macro tailwinds behind helium supply and federal CCUS policy are accelerating in our favor. We are confident that the value we have been building will become increasingly visible to the market in the quarters ahead, and we remain deeply committed to delivering sustainable, long-term shareholder value.”

A VERTICALLY INTEGRATED AND DIVERSIFIED INDUSTRIAL GAS, ENERGY, AND CCUS PLATFORM

Over the past 18 months, U.S. Energy has executed a disciplined strategy to transform the Company’s platform into a scalable, vertically integrated industrial gas, energy, and carbon management hub, combining helium production, CO2 recovery and sequestration, and enhanced oil recovery (“EOR”) across Company-owned assets. A summary of these, including the Company’s newly released investor presentation, can be found at the Company’s website at www.usnrg.com.

●

One asset. Three revenue streams. The Big Sky Carbon Hub controls 1.3 BCF of certified helium and 444 BCF of CO₂ resources, integrated with the wholly owned Cut Bank oil field, creating three monetization pathways: helium sales, Section 45Q-backed carbon management, and CO₂-enhanced oil recovery. The asset base is 100% owned and operated with a 50+ year reserve life and minimal third-party dependencies.

●

First-in-State MRV Leadership. The Company has submitted two Monitoring, Reporting, and Verification (MRV) plans to the U.S. Environmental Protection Agency on its Class II injection wells—the first MRV submissions in the State of Montana. Upon approval, the Company believes its project would rank among the top 20 largest Carbon capture, utilization, and storage (“CCUS”) projects in the United States, representing a significant regulatory and competitive milestone.

●

$130 million of projected Phase 1 Section 45Q tax credits. As an early mover in U.S. CCUS, the Company expects to qualify for $85 per metric ton of CO₂ captured, utilized, and sequestered under Section 45Q, providing a policy-supported, commodity-independent revenue stream.

●

Execution momentum. $22 million invested to date; development wells drilled; MRV applications filed with the EPA; plant FID targeted for Q2 2026; and initial helium sales, carbon management operations, and CO₂-EOR activity expected to commence in Q1 2027.

●

Compelling valuation relative to forward cash flow. The Company trades at approximately 2.8x estimated 2027 EBITDA based on management forecasts, representing a substantial discount to its internally estimated Phase 1 net asset value and to trading multiples typically observed in comparable industrial gas and carbon infrastructure companies.

●	Multiple near-term catalysts in 2026. FID and initiation of plant construction, execution of a long-term helium offtake agreement, anticipated EPA MRV approvals, and continued advancement of CO₂-EOR development represent independent operational milestones expected within the coming quarters.

BALANCE SHEET AND LIQUIDITY OVERVIEW

As shown in the table below and taking into account the Company’s recent capital markets activity subsequent to year end 2025, U.S. Energy currently has a $15.4 million cash balance with $22.9 million of available liquidity. This strong financial position provides the runway to aggressively advance capital deployment of the Company’s platform in 2026, while maintaining the balance sheet flexibility to pursue additional value-enhancing opportunities as they arise.

	Balance as of
	December 31, 2024	December 31, 2025	March 13, 2026*
Cash and debt balance:
Total debt outstanding	$-	$2,500	$2,500
Less: Cash balance	$7,723	$429	$15,436
Net debt balance (positive net cash position)	$(7,723)	$2,071	$(12,936)

Liquidity:
Cash balance	$7,723	$429	$15,436
Plus Credit facility availability	$20,000	$7,500	$7,500
Total Liquidity	$27,723	$7,929	$22,936

*Represents liquidity profile as of March 13, 2026, which includes the completion of the Company’s recently announced equity offering on March 10, 2026.

YEAR END 2025 PROVED RESERVES

The Company's year end 2025 SEC proved reserves, as prepared by an independent third-party reserve engineer, were 1.5 MBoe.

The SEC twelve-month first day of month average used for year end 2025 was $65.34 per Bbl for oil and $3.39 per Mcf of natural gas, a reduction of 13% and increase of 54% for oil and natural gas respectively when compared to year end 2024 SEC pricing. The year end 2025 SEC proved reserves were comprised of 75% oil and 25% natural gas. The 2025 year end proved reserves were 100% classified as proved developed producing ("PDP").

The present value of the Company's reported SEC proved reserves, discounted at 10% ("PV-10"), at year-end 2025 was $18.4 million.

FULL YEAR 2025 FINANCIAL AND OPERATING SUMMARY

Full year 2025 production was 164,752 barrels of oil equivalent (“BOE”) (68% oil), compared to 415,887 BOE the prior year. As previously disclosed, this year-over-year decline reflects the Company’s deliberate and strategic monetization of its legacy oil and gas asset portfolio — a planned initiative designed to reallocate capital. For the full year 2025, revenue totaled $7.4 million (87% oil), compared to 2024 revenue of $20.6 million. Full year 2025 realized average sales pricing averaged $56.54/bbl and $3.13/mcf for oil and natural gas, respectively, resulting in an average realized price of $44.63/BOE as compared to 2024 which averaged $70.91/bbl and $2.56 mcf for oil and natural gas, respectively, resulting in an average realized price of $49.58/BOE. The reduction in production and revenue was entirely the result of the Company’s previously disclosed and intentional asset divestiture program, which successfully funded the Company’s pivot to its industrial gas and carbon management platform, as well as a decline in realized commodity pricing.

Full year 2025 lease operating expense totaled $5.2 million compared to $11.2 million in 2024. The decrease was primarily driven by the Company’s previously disclosed asset divestiture program. Cash general and administrative expense totaled $6.2 million for the full year 2025 compared to $6.9 million for 2024. The decrease from 2024 is primarily due to a reduction in compensation and benefits year-over-year. Equity compensation expense totaled $1.9 million for full year 2025 compared to $1.3 million for 2024.

U.S. Energy generated Adjusted EBITDA of ($4.5 million) during 2025. The Company reported a net loss of $14.4 million, or $0.43 per diluted share. Consistent with the Company's strategic repositioning, the net loss included a non-cash $3.6 million impairment of oil and natural gas properties as well as a $0.4 million loss on the sale of East Texas properties. These items are non-recurring in nature and reflect the deliberate wind-down of the Company's legacy oil and gas footprint in favor of its industrial gas, energy, and CCUS platform, and do not impact the Company's forward financial trajectory.

FOURTH QUARTER 2025 FINANCIAL AND OPERATING SUMMARY

Fourth quarter 2025 production was 33,733 barrels of oil equivalent (“BOE”) (68% oil), compared to 35,326 BOE the third quarter 2025. For the fourth quarter 2025 revenue totaled $1.4 million (84% oil), compared to third quarter 2025 revenue of $1.7 million.  Fourth quarter 2025 realized average sales pricing for averaged $51.25/bbl and $3.38/mcf for oil and natural gas, respectively, resulting in an average realized price of $41.36/BOE as compared to third quarter 2025 which averaged $60.10/bbl, $2.82/mcf for oil and natural gas, respectively, resulting in an average realized price of $49.19/BOE. The sequential decline in production and revenue was primarily driven by the Company’s planned West Texas divestiture during the fourth quarter, representing the final significant step in the Company’s legacy asset optimization program. This divestiture, combined with lower commodity prices, accounted for substantially all of the quarter-over-quarter variance

Fourth quarter 2025 lease operating expense totaled $1.0 million, which was flat when compared to third quarter 2025. Cash general and administrative expense totaled $1.1 million for the fourth quarter 2025 compared to $1.7 million for the third quarter 2025. The decrease from the third quarter 2025 is primarily due to a reduction in compensation and professional fees from the prior quarter. Equity compensation expense totaled $0.4 million for the third and fourth quarter 2025.

U.S. Energy generated Adjusted EBITDA of ($0.5 million) during the fourth quarter 2025. The Company reported a net loss of $1.9 million, or $0.06 per diluted share during the fourth quarter 2025.

UPCOMING CONFERENCE PARTICIPATION

U.S. Energy will participate in the in the 38th Annual Roth Conference from March 23-24, 2026, in Laguna Niguel, CA. The Company will participate in discussion panels as well as engage in one-on-one meetings with institutional investors and analysis.  Please contact Roth Capital Partners for attendance information and additional details.

ABOUT U.S. ENERGY CORP.

U.S. Energy Corp. (NASDAQ: USEG) is building an integrated energy and carbon management platform. The Company owns and operates the Big Sky Carbon Hub and Cut Bank oil field in Montana, generating three independent revenue streams — helium, carbon management, and oil — from a fully owned and operated asset base. U.S. Energy is positioned at the intersection of critical supply, domestic energy production, and federal energy policy. More information can be found at www.usnrg.com.

INVESTOR RELATIONS CONTACT

Mason McGuire

IR@usnrg.com

(303) 993-3200

www.usnrg.com

FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this communication which are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “would,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning are intended to identify forward-looking statements but are not the exclusive means of identifying these statements.

Important factors that may cause actual results and outcomes to differ materially from those contained in such forward-looking statements include, without limitation: (1) the size, timing and completion of the offering, as well as the expected use of proceeds related thereto; (2) the ability of the Company to grow and manage growth profitably and retain its key employees; (3) risks associated with the integration of recently acquired assets; (4) the Company’s ability to comply with the terms of its senior credit facilities; (5) the ability of the Company to retain and hire key personnel; (6) the business, economic and political conditions in the markets in which the Company operates; (7) the volatility of oil and natural gas prices; (8) the Company’s success in discovering, estimating, developing and replacing oil, natural gas and helium reserves; (9) risks of the Company’s operations not being profitable or generating sufficient cash flow to meet its obligations; (10) risks relating to the future price of oil, natural gas, NGLs and helium; (11) risks related to the status and availability of oil, natural gas and helium gathering, transportation, and storage facilities; (12) risks related to changes in the legal and regulatory environment governing the oil, gas and helium industry, and new or amended environmental legislation and regulatory initiatives; (13) risks relating to crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; (14) technological advancements; (15) changing economic, regulatory and political environments in the markets in which the Company operates; (16) general domestic and international economic, market and political conditions, including the military conflict between Russia and Ukraine and the global response to such conflict; (17) actions of competitors or regulators; (18) the potential disruption or interruption of the Company’s operations due to war, accidents, political events, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the Company’s control; (19) pandemics, governmental responses thereto, economic downturns and possible recessions caused thereby; (20) inflationary risks and recent changes in inflation and interest rates, and the risks of recessions and economic downturns caused thereby or by efforts to reduce inflation; (21) risks related to military conflicts in oil producing countries; (22) changes in economic conditions; limitations in the availability of, and costs of, supplies, materials, contractors and services that may delay the drilling or completion of wells or make such wells more expensive; (23) the amount and timing of future development costs; (24) the availability and demand for alternative energy sources; (25) regulatory changes, including those related to carbon dioxide and greenhouse gas emissions; (26) uncertainties inherent in estimating quantities of oil, natural gas and helium reserves and projecting future rates of production and timing of development activities; (27) risks relating to the lack of capital available on acceptable terms to finance the Company’s continued growth, potential future sales of debt or equity and dilution caused thereby; (28) the review and evaluation of potential strategic transactions and their impact on stockholder value and the process by which the Company engages in evaluation of strategic transactions; and (29) other risk factors included from time to time in documents U.S. Energy files with the Securities and Exchange Commission, including, but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other important factors that may cause actual results and outcomes to differ materially from those contained in the forward-looking statements included in this communication are described in the Company’s publicly filed reports, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, and future annual reports and quarterly reports. These reports and filings are available at www.sec.gov. Unknown or unpredictable factors also could have material adverse effects on the Company’s future results.

FINANCIAL STATEMENTS

U.S. ENERGY CORP. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	2025	2024
ASSETS
Current assets:
Cash and equivalents	$429	$7,723
Oil and natural gas sales receivables	454	1,298
Marketable equity securities	146	131
Other current assets	956	572

Total current assets	1,985	9,724

Oil and natural gas properties under full cost method:
Evaluated properties	132,459	142,029
Less accumulated depreciation, depletion and amortization	(117,237)	(112,958)

Net oil and natural gas properties	15,222	29,071

Unproved industrial gas properties, not subject to amortization	22,479	9,384

Other assets:
Property and equipment, net	318	660
Right of use asset	356	528
Other assets	270	300

Total other assets	944	1,488

Total assets	$40,630	$49,667

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,538	5,086
Accrued compensation and benefits	54	850
Revenue and royalties payable	3,921	4,836
Asset retirement obligations	300	1,000
Current lease obligation	210	196

Total current liabilities	6,023	11,968

Noncurrent liabilities:
Credit facility	2,500	-
Asset retirement obligations	7,706	13,083
Long-term lease obligation	206	415

Total noncurrent liabilities	10,412	13,498

Total liabilities	16,435	25,466

Commitments and contingencies (Note 9)

Shareholders’ equity:
Common stock, $0.01 par value; 245,000,000 authorized; 34,405,143 and 27,903,197 shares issued and outstanding as of December 31, 2025 and 2024, respectively	345	279
Additional paid-in capital	235,762	221,460
Accumulated deficit	(211,912)	(197,538)

Total shareholders’ equity	24,195	24,201

Total liabilities and shareholders’ equity	$40,630	$49,667

U.S. ENERGY CORP. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE Year Ended December 31, 2025 AND 2024

(In thousands, except share and per share amounts)

	2025	2024

Revenue:
Oil	$6,378	$18,165
Natural gas and liquids	975	2,454
Total revenue	7,353	20,619

Operating expenses:
Lease operating expenses	5,174	11,160
Gathering, transportation, and treating	59	205
Production taxes	539	1,213
Depreciation, depletion, accretion, and amortization	3,607	8,254
Impairment of oil and natural gas properties	3,628	11,918
Exploration Expense	230	369
General and administrative expenses	8,064	8,197
Loss on sale of assets	411	4,978
Total operating expenses	21,712	46,294

Operating loss	(14,359)	(25,675)

Other income (expense):
Commodity derivative gain, net	-	537
Interest expense, net	(208)	(442)
Other income (expense), net	199	(33)
Total other income (expense)	(9)	62

Net loss before income taxes	$(14,368)	$(25,613)
Income tax (expense) benefit	(6)	(20)
Net loss	$(14,374)	$(25,633)
Basic and diluted weighted average shares outstanding	33,820,394	26,720,295
Basic and diluted loss per share	$(0.43)	$(0.96)

U.S. ENERGY CORP. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE Year Ended December 31, 2025 AND 2024

(in thousands)

	2025	2024

Cash flows from operating activities:
Net loss	$(14,374)	$(25,633)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion, accretion, and amortization	3,607	8,254
Impairment of oil and natural gas properties	3,628	11,918
Deferred income taxes	-	(16)
Total commodity derivatives gains, net	-	(537)
Commodity derivative settlements received	-	2,381
(Gains) losses on marketable equity securities	(15)	33
Loss on sale of assets	411	4,978
Amortization of debt issuance costs	104	49
Stock-based compensation	1,853	1,268
Right of use asset amortization	173	165
Changes in operating assets and liabilities:
Oil and natural gas sales receivable	844	1,038
Other assets	198	(89)
Accounts payable and accrued liabilities	(1,994)	1,207
Accrued compensation and benefits	(796)	148
Revenue and royalties payable	(485)	(21)
Payments on operating lease liability	(196)	(182)
Settlements of asset retirement obligations	(96)	(374)

Net cash (used in) provided by operating activities	(7,138)	4,587

Cash flows from investing activities:
Acquisition of industrial gas properties	(2,128)	(2,578)
Industrial gas properties capital expenditures	(9,863)	(3,908)
Oil and natural gas capital expenditures	(86)	(1,415)
Proceeds from sale of oil and natural gas properties, net	194	13,541
Sale of real estate and other, net	-	128

Net cash (used in) provided by investing activities:	(11,882)	5,768

Cash flows from financing activities:
Borrowings on credit facility	2,500	2,000
Payments on credit facility	-	(7,000)
Payments on insurance premium finance note	-	(62)
Debt and equity financing costs	(386)	-
Shares withheld to settle tax withholding obligations for restricted stock awards	(375)	(133)
Related party share repurchase	(1,574)	-
Proceeds from underwritten offering	11,877	-
Repurchases of common stock	(316)	(788)

Net cash provided by (used in) financing activities	11,726	(5,983)

Net (decrease) increase in cash and equivalents	(7,294)	4,372

Cash and equivalents, beginning of year	7,723	3,351

Cash and equivalents, end of year	$429	$7,723

ADJUSTED EBITDA RECONCILIATION

In addition to our results calculated under generally accepted accounting principles in the United States (“GAAP”), in this earnings release we also present Adjusted EBITDA. Adjusted EBITDA is a “non-GAAP financial measure” presented as supplemental measures of the Company’s performance. It is not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company defines Adjusted EBITDA as net income (loss), plus net interest expense, net unrealized loss (gain) on change in fair value of derivatives, income tax (benefit) expense, deferred income taxes, depreciation, depletion, accretion and amortization, one-time costs associated with completed transactions and the associated assumed derivative contracts, non-cash share-based compensation, transaction related expenses, transaction related acquired realized derivative loss (gain), and loss (gain) on marketable securities. Company management believes this presentation is relevant and useful because it helps investors understand U.S. Energy’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA is presented because we believe it provides additional useful information to investors due to the various noncash items during the period. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are: Adjusted EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments; Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs; Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments; although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and other companies in this industry may calculate Adjusted EBITDA differently than the Company does, limiting its usefulness as a comparative measure.

The Company’s presentation of this measure should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. We compensate for these limitations by providing a reconciliation of this non-GAAP measure to the most comparable GAAP measure, below. We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view this non-GAAP measure in conjunction with the most directly comparable GAAP financial measure.

In thousands	Year Ended December 31,
	2025	2024
Adjusted EBITDA Reconciliation
Net Loss	$(14,374)	$(25,633)

Depreciation, depletion, accretion and amortization	3,607	8,419
Unrealized loss (gain) on commodity derivatives	-	1,844
Interest Expense, net	208	442
Income tax expense (benefit)	6	20
Non-cash stock based compensation	1,853	1,268
Transaction related expenses	230	369
Transaction related acquired realized derivative losses	-	-
Loss (gain) on marketable securities	(15)	23
Loss on real estate held for sale	-	-
Impairment of oil and natural gas properties	3,628	11,918
Loss on sale of assets	411	4,978
Total Adjustments	9,928	29,281

Total Adjusted EBITDA	$(4,446)	$3,648